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                                                                   Exhibit 23.11

                    [ Letterhead of Goldman, Sachs & Co.]

PERSONAL AND CONFIDENTIAL
February 7, 2001


Board of Directors
VoiceStream Wireless Corporation
12920 S.E. 38th Street
Bellevue, Washington  98006

Re: Registration Statement (File No. 333-47306) of Deutsche Telekom AG and VoiceStream Wireless Corporation


Gentlemen and Madam:

Reference is made to (i) our opinion letter dated June 23, 2000 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.001 per share, of VoiceStream Wireless Corporation (the "Company") of the Merger Consideration (as defined therein) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of July 23, 2000, between Deutsche Telekom AG and the Company, and (ii) our opinion letter dated August 26, 2000 with respect to the fairness from a financial point of view to the Company of the Conversion Number (as defined therein) pursuant to the Agreement and Plan of Reorganization, dated as of August 26, 2000, between Powertel, Inc. and the Company.

The foregoing opinion letters are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transactions contemplated therein and are not to be used, circulated, quoted or otherwise referred to for any other purpose, nor are they to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinions in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinions of our Firm under the captions "Summary--Opinions of Financial Advisors", "The Deutsche Telekom/VoiceStream Merger--Background of the Deutsche Telekom/VoiceStream Merger", "The Deutsche Telekom/VoiceStream Merger--Recommendation and Considerations of the VoiceStream Board of Directors", "The Deutsche Telekom/VoiceStream Merger--Opinion of VoiceStream's Financial Advisor", "The Deutsche Telekom/Powertel Merger and the VoiceStream/Powertel Merger--Background of Deutsche Telekom/Powertel Merger and VoiceStream/Powertel Merger", "The Deutsche Telekom/Powertel Merger and the VoiceStream/Powertel Merger--Recommendation and Considerations of the VoiceStream Board of Directors with respect to the VoiceStream/Powertel Merger" and "The Deutsche Telekom/Powertel Merger and the VoiceStream/Powertel Merger--Opinion of VoiceStream's Financial Advisor" and to the inclusion of the foregoing opinions in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/  Goldman, Sachs & Co.
_____________________________________
(GOLDMAN, SACHS & CO.)